CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


   We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-35311) of Harley-Davidson, Inc., pertaining to the (a) Harley-Davidson, Inc. Thrift Incentive Plan for Salaried Employees; (b) Harley-Davidson, Inc. Thrift Incentive Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees; and (c) Holiday Rambler Corporation Employees' Retirement Plan, of our reports (i) dated February 10, 1993, with respect to the consolidated financial statements and schedules of Harley-Davidson, Inc. included in its Annual Report (Form 10-K); (ii) dated April 30, 1993, with respect to the financial statements of the Harley-Davidson, Inc. Thrift Incentive Plan for Salaried Employees included in its Annual Report
   (Form 11-K); (iii) dated April 30, 1993, with respect to the financial statements of the Harley-Davidson, Inc. Thrift Incentive Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees included in its Annual Report (Form 11-K); and (iv) dated May 1993, with respect to the financial statements of the Holiday Rambler Corporation Employees' Retirement Plan included in its Annual Report (Form 11-K), all for the year ended December 31, 1992, filed with the Securities and Exchange Commission.


                                                                ERNST & YOUNG


   Milwaukee, Wisconsin
   January 28, 1994